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                                                                   Exhibit 8.2

                                                      November 12, 1997



AmVestors Financial Corporation
555 South Kansas Avenue
Topeka, Kansas  66603


Ladies and Gentlemen:

         We have acted as counsel to AmVestors Financial Corporation, a Kansas corporation ("AmVestors"), in connection with (i) the Merger, as defined and described in the Agreement and Plan of Merger by and among AmerUs Life Holdings, Inc., an Iowa corporation ("AmerUs"), AFC Corp., a Kansas corporation and a wholly owned subsidiary of AmerUs ("Merger Sub"), and AmVestors, dated as of September 19, 1997 and amended as of October 8, 1997 (the "Merger Agreement") and (ii) the preparation and filing of the Registration Statement, dated November 12, 1997 (the "Registration Statement"), which includes the Joint Proxy Statement/Prospectus (the "Joint Proxy Statement/Prospectus"), filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act") and the Securities Exchange Act of 1934, as amended. Unless otherwise indicated, each defined term has the meaning ascribed to it in the Merger Agreement.

         In the Merger, (i) each issued and outstanding share of common stock, no par value, of AmVestors ("AmVestors Common Shares") (other than shares to be cancelled in accordance with clause (ii) below) will be converted into the right to receive the Merger Consideration, (ii) all AmVestors Common Shares that are held by AmVestors as treasury shares and any AmVestors Common Shares owned by AmerUs, Merger Sub or any other wholly owned subsidiary of AmerUs will be cancelled and retired and shall cease to exist and no stock of AmerUs or other consideration shall be delivered in exchange therefor and

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AmVestors Financial Corporation
November 12, 1997
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(iii) each share of common stock, without par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, without par value, of AmVestors.

         In connection with this opinion, we have examined and are familiar with originals and copies, certified or otherwise identified to our satisfaction, of (i) the Merger Agreement, (ii) the Joint Proxy Statement/Prospectus, and (iii) such other documents as we have deemed necessary or appropriate in order to enable us to render the opinion below. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.

         Subject to (i) the Merger being consummated in the manner described in the Merger Agreement, (ii) the accuracy of the facts concerning the Merger that have come to our attention during our engagement, (iii) certain representations made by AmerUs, Merger Sub and AmVestors in connection with the issuance of our opinion and (iv) the qualifications set forth under the heading "THE MERGER--Certain U.S. Federal Income Tax Considerations of the Merger," our opinion as to the material U.S. federal income tax consequences of the Merger is set forth in the Joint Proxy Statement/Prospectus under the heading "THE MERGER--Certain U.S. Federal Income Tax Considerations of the Merger." We express no opinion as to whether such discussion addresses all of the U.S. federal income tax consequences of the Merger. In addition, we express no opinion as to the U.S. federal, state, local, or foreign or other tax considerations, other than as set forth in the Joint Proxy State-

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AmVestors Financial Corporation
November 12, 1997
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ment/Prospectus under the heading "THE MERGER --Certain U.S. Federal Income
Tax Considerations of the Merger." Further, there can be no assurances that the opinion expressed herein will be accepted by the Internal Revenue Service, or if challenged, by a court. This opinion is delivered in accordance with the requirements of Item 601(b)(8) of Regulation S-K under the Securities Act.

         In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended, Treasury Department regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service and such other authorities as we have considered relevant. It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time (possibly with retroactive effect). A change in the authorities or the facts, information, covenants, statements, representations or assumptions upon which our opinion is based could affect our conclusions. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any changes (including changes that have retroactive effect) (i) in applicable law or (ii) that would cause any statement, representation or assumption herein to no longer be true or correct.

         This letter is furnished to you solely for use in connection with the Merger, as described in the Merger Agreement, and is not to be used, circulated, quoted, or otherwise referred to for any other purpose (except as provided in the next sentence) without our express written permission. In accordance with the requirements of Item 601(b)(23) of Regulation S-K under the Securities Act, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading "THE MERGER--Certain U.S. Federal Income Tax Considerations of the Merger" in the Joint Proxy Statement/Prospectus. In

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AmVestors Financial Corporation
November 12, 1997
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giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

                             Very truly yours,




                             Bryan Cave LLP